Exhibit 5.4

Amcor plc	D +44 1534 514032
83 Tower Road North	E alexander.curry@ogier.com
Warmley, Bristol BS30 8XP
United Kingdom

Amcor Finance (USA), Inc.	Reference: AAC/MRT/178119.00019
2801 SW 149th Avenue, Suite 350
Miramar, Florida 33027
United States

Amcor UK Finance plc
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom

Amcor Group Finance plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor International UK plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Flexibles North America, Inc.
2301 Industrial Drive
Neenah, Wisconsin 54956
United States

Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
United States

Berry Global, Inc.
101 Oakley Street
Evansville, Indiana 47710
United States

17 November 2025

Amcor plc: Form S-3 Registration Statement (File No. 333-288681)

Ogier (Jersey) LLP
44 Esplanade	Partners
St Helier	Raulin Amy	Josephine Howe	Steven Meiklejohn
Jersey JE4 9WG	James Angus	Jonathan Hughes	Alexandra O'Grady
	James Campbell	Richard Laignel	Oliver Passmore
T +44 1534 514000	Alexander Curry	Niamh Lalor	Nathan Powell
F +44 1534 514444	Richard Daggett	Kate McCaffrey	Sophie Reguengo
	Simon Dinning	Edward Mackereth	Oliver Richardson
ogier.com	Katrina Edge	Bruce MacNeil	Bruce Scott
	Damian Evans	Katharine Marshall	Henry Wickham
	James Fox	Matt McManus	Nicholas Williams
	Amy Garrod	Rebecca McNulty

Registered as a limited liability partnership in Jersey. Registered number 99.

1	Request for opinion

1.1	At your request, we are providing you with this legal opinion on matters of Jersey law in connection with the Registration Statement (defined below) and the Preliminary Prospectus (as defined below) and the Prospectus (as defined below) filed by Amcor UK Finance plc (Amcor UK), Amcor plc (Amcor plc or the Company), Amcor Finance (USA), Inc. (AFUI), Amcor Group Finance plc (AGF), Amcor International UK plc (AIUK), Amcor Flexibles North America, Inc. (Amcor Flexibles), Berry Global Group, Inc. (Berry Global Group) and Berry Global, Inc. (Berry Global and together with Amcor UK, the Company, AFUI, AGF, AIUK, Amcor Flexibles and Berry Global Group, the Parties) with the U.S. Securities and Exchange Commission (the Commission) with respect to the offering, issuance and sale by Amcor UK of up to EUR750,000,000 aggregate principal amount of 3.200% guaranteed senior notes due 2029 (the 2029 Notes) and up to EUR750,000,000 aggregate principal amount of 3.750% guaranteed senior notes due 2033 (the 2033 Notes, and together with the 2029 Notes, the Notes) which will be fully and unconditionally guaranteed (the Guarantees and, together with the Notes, the Securities) by each of the Company, AFUI, AGF, AIUK, Amcor Flexibles, Berry Global Group and Berry Global (together, the Guarantors).

1.2	The Securities will be issued under the indenture dated 17 November 2025 (the Indenture) among Amcor UK (as issuer), the Company (as parent guarantor), AFUI, AGF, AIUK, Amcor Flexibles, Berry Global Group and Berry Global (each, an initial subsidiary guarantor, and together with the Company, the original guarantors), and U.S. Bank Trust Company, National Association (as trustee) together with the officer's certificate dated 17 November 2025 (the Officer's Certificate) delivered pursuant to the Indenture establishing the terms of the Notes. The Securities are to be sold pursuant to the underwriting agreement (the Underwriting Agreement) dated 12 November 2025 among Amcor UK, the Company, AFUI, AGF, AIUK, Amcor Flexibles, Berry Global Group and Berry Global and the several underwriters named therein.

1.3	References herein to a Schedule are references to a schedule to this opinion.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined copies of the documents listed in Part A of Schedule 1 signed on behalf of the Company (the Documents). In addition, we have examined copies of the corporate and other documents listed in Part B of Schedule 1 and conducted the searches referred to in Part C of Schedule 1.

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set out in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate existence, capacity and authority

(a)	the Company has been duly incorporated and is validly existing under the laws of Jersey;

(b)	the Company has the capacity and power to enter into the Documents and to exercise its rights and perform its obligations thereunder;

(c)	the Company has taken all corporate or other action required to authorise its execution of the Documents and the exercise by it of its rights and the performance by it of its obligations thereunder;

No winding up, dissolution, appointment of liquidator, désastre declaration or application for creditors' winding up

(d)	a search of the Public Records today revealed no evidence of any resolutions for the winding up or dissolution of the Company and no evidence of the appointment of any liquidator in respect of the Company or any of its assets;

(e)	the written confirmation provided by the Judicial Greffe today in response to the Creditors' Winding Up Search indicates that the Company has not been listed as being the subject of an application for a creditors' winding up; and

(f)	the written confirmation provided by the Viscount's Department today in response to the Désastre Search indicates that there has been no declaration of désastre in respect of the property of the Company.

5	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than Jersey (and we have not made any investigation into such laws);

(b)	as to the enforceability of any documents entered into or to be entered into by the Company; or

(c)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets which are the subject of the Documents.

6	Governing law

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of Jersey;

(b)	limited to the matters expressly stated herein; and

(c)	confined to and given on the basis of the laws and practice in Jersey at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific Jersey legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Consent to Filing of this Opinion Letter

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Rule 415 of the U.S. Securities Act of 1933, as amended.

8	Who can rely on this opinion

This opinion is given for your benefit in connection with the Documents and it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent, save that it may be disclosed on a non-reliance basis to your professional advisers (acting only in that capacity).

Yours faithfully

/s/ Ogier (Jersey) LLP

Ogier (Jersey) LLP

SCHEDULE 1

Documents examined

Part A

The Documents

1	The registration statement on Form S-3 (File No. 333-288681), which became effective upon its filing with the Commission on 15 July 2025 (as amended, and together with the documents incorporated by reference therein as of the date hereof, the Registration Statement), including the prospectus dated 15 July 2025 filed as part of the Registration Statement (the Base Prospectus).

2	The preliminary prospectus supplement dated 12 November 2025 (including the documents incorporated by reference therein as of the date hereof, the Preliminary Prospectus Supplement and, together with the Base Prospectus, the Preliminary Prospectus).

3	The prospectus supplement dated 12 November 2025 (including the documents incorporated by reference therein as of the date hereof, the Prospectus Supplement and, together with the Base Prospectus, the Prospectus).

4	The Underwriting Agreement.

5	The Indenture.

6	The Officer's Certificate.

Part B

Corporate and other documents

1	A certificate signed by the secretary of the Company dated on the date hereof (the Secretary's Certificate) relating to certain questions of fact, together with true and complete copies of the documents referred to therein including a copy of an extract of board resolutions of the Company passed at a meeting of the board of directors of the Company (the Directors) held on 9 October 2025.

2	The certificate of incorporation and any certificates of incorporation upon change of name of the Company appearing on the Public Records on 14 November 2025.

3	The memorandum and articles of association of the Company (including any special resolutions amending the memorandum and articles of association of the Company and any shareholders' or joint venture or similar agreement supplementing the articles of association of the Company) appearing on the Public Records on 14 November 2025.

Part C

Searches

1	The public records of the Company on file and available for inspection at the Companies Registry of the Jersey Financial Services Commission (the JFSC) on 14 November 2025 (the Public Records).

2	The results received on 14 November 2025 of our written enquiry in respect of the Company made to the Viscount's Department (the Désastre Search).

3	The results received on 14 November 2025 of our written enquiry in respect of applications for a creditors' winding up made in respect of the Company made to the Judicial Greffe (the Creditors' Winding Up Search).

SCHEDULE 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3	All documents provided to us with an electronic signature are authentic and complete.

4	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

5	The Secretary's Certificate and the documents referred to therein, and any factual statements made therein, are accurate and complete as at the date hereof.

6	The written confirmation provided by the Viscount's Department in response to the Désastre Search is accurate and complete as at 14 November 2025 and remains accurate and complete as at the date hereof.

7	The written confirmation provided by the Judicial Greffe in response to the Creditors' Winding Up Search is accurate and complete as at 14 November 2025 and remains accurate and complete as at the date hereof.

8	The information disclosed by our searches of the Public Records is accurate as at 14 November 2025 and remains accurate and complete as at the date hereof and any documents disclosed by our searches of the Public Records are true and complete, in full force and effect and have not been amended, varied, supplemented or revoked in any respect and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

SCHEDULE 3

Qualifications

1	The search of the Public Records or the Creditors' Winding Up Search referred to in this opinion is not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator in respect of the Company, as notice of these matters might not be filed with the JFSC or the Judicial Greffe immediately and, when filed, might not be entered on the public record of the Company immediately.

2	The written confirmation provided by the Viscount's Department in response to the Désastre Search relates only to the property of the Company being declared to be "en désastre". There is no formal procedure for determining whether the Company has otherwise become "bankrupt", as defined in the Interpretation (Jersey) Law 1954.